UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2022

SOUTHWEST AIRLINES CO.
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611
Dallas,	Texas	75235-1611
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 19, 2022, Southwest Airlines Co. (the “Company”) amended its revolving credit facility agreement with a syndicate of lenders expiring in August 2023 (the “A&R Credit Agreement”) to (i) extend the maturity to August 3, 2025, (ii) update certain provisions related to the implementation of SOFR as a successor interest rate to LIBOR and certain other market changes; and (iii) update and amend certain other provisions (the “Amendment,” and the A&R Credit Agreement as amended by the Amendment, the “Amended A&R Credit Agreement”). The amount of the loan commitments and the collateral under the A&R Credit Agreement remain unchanged by the Amendment. JPMorgan Chase Bank, N.A. and Citibank, N.A. act as co-administrative agents and JPMorgan Chase Bank, N.A. acts as paying agent and collateral agent under the Amended A&R Credit Agreement.

As of the date hereof, there are no amounts outstanding under the Amended A&R Credit Agreement. Generally, amounts outstanding under the Amended A&R Credit Agreement bear interest at interest rates based on either: (a) an Adjusted Term SOFR Rate (selected by the Company for designated interest periods); or (b) the “alternate base rate” (being the highest of (1) the Wall Street Journal prime rate, (2) one-month Adjusted Term SOFR Rate, plus 1%, and (3) the NYFRB Rate, plus 0.5%). The underlying Adjusted Term SOFR Rate is subject to a floor of 1% per annum and the “alternate base rate” is subject to a floor of 1% per annum. The Amendment includes revisions and additions to address Benchmark Replacement provisions upon the occurrence of certain events. The Company remains required to pay certain fees in connection with, and as amended by, the Amended A&R Credit Agreement. For example, the Company must pay commitment fees on a quarterly basis in respect of the unutilized portion of the commitments under the Amended A&R Credit Agreement. Additionally, the Company is required to pay certain fees to the paying agent for administrative services.

The Amended A&R Credit Agreement (i) continues to contain customary representations and warranties, covenants, and events of default, (ii) remains secured by a pool of aircraft and related assets, with a minimum appraised value ratio requirement, and (iii) continues to prohibit the Company from purchasing any equity security of the Company listed on a national securities exchange and payment of dividends or other capital distributions by the Company with respect to the common stock of the Company through September 30, 2022. The Amended A&R Credit Agreement also requires the Company to maintain a minimum level of liquidity of no less than $1,500,000,000 (defined as the sum of (i) the aggregate amount available to be borrowed under the Amended A&R Credit Agreement plus (ii) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries plus (iii) the aggregate amount of short-term investments of the Company). Amounts outstanding under the Amended A&R Credit Agreement may be accelerated upon the occurrence of an event of default. The maturity of the revolving facility was extended to August 3, 2025, by the Amendment.

The description of the Amended A&R Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Amended A&R Credit Agreement, a copy of which will be filed with the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2022.

The Amended A&R Credit Agreement is not intended to be a source of factual, business, or operational information about the Company or its subsidiaries. The representations, warranties, and covenants contained in the Amended A&R Credit Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Amended A&R Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

July 21, 2022	By:	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)